Exhibit 10.51

Execution Copy

Master Separation Agreement (this “Agreement”), dated as of November 28, 2005 (the “Effective Date”), among Kerr-McGee Corporation, a Delaware corporation (“Parent”), Kerr-McGee Worldwide Corporation, a Delaware corporation (“Worldwide”), and Tronox Incorporated, a Delaware corporation (“Tronox”).

INTRODUCTION

Parent is engaged in two distinct businesses, an oil and gas exploration and production business and a chemical business. Each business is owned by a separate chain of subsidiaries owned indirectly by Parent. Parent’s United States domestic chemical business is held by a chain of subsidiaries, the parent entity of which is Tronox Worldwide LLC (formerly Kerr-McGee Chemical Worldwide LLC and herein referred to as “TWLLC”). The non-domestic chemical business, the parents of which are Kerr-McGee B.V., KM Denmark International ApS, Kerr-McGee Finance (Curacao) and KM (Luxembourg) Holdings S.a.r.l., have been contributed into TWLLC prior to the Effective Date. TWLLC is a wholly-owned subsidiary of Worldwide. The parent entity of the oil and gas exploration and production business is a separate corporation whose parent entity is also Worldwide. The chemical business has no current ownership interest in the companies that comprise the oil and gas exploration and development business and the oil and gas exploration and development business has no current ownership interest in the companies that comprise the chemical business.

TWLLC, through its predecessor, has been in business since 1929, and has operated a number of chemical and other businesses including the current chemical business. TWLLC owns the chemical business and also certain contingent assets and contingent liabilities.

The Board of Directors of Parent (the “Board”) has determined that it is in the best interests of Parent and its stockholders to separate the chemical business and the oil and gas exploration and production business from their common ownership by Parent, and has authorized the separation through an initial public offering, a spin-off or a split-off of the chemical business, or a combination of some or all of these transactions (collectively, the “Separation”). To effect the Separation, Parent has formed Tronox as a new holding company to hold the limited liability company membership interests in TWLLC (the “Membership Interests”) and to issue a limited number of its shares for its own account in the Initial Public Offering (as defined below).

In connection with the Separation, Parent has agreed to provide certain financial support to Tronox in the form of reimbursement of certain environmental costs (such reimbursement, together with the contribution of the Membership Interests, the cancellation of inter-company indebtedness, and the other rights and benefits provided to Tronox under the Ancillary Agreements, are herein referred to as the “Contribution”). Concurrently with the Initial Public Offering, Tronox expects to raise up to $550,000,000 principal amount of debt through a bank financing (excluding the Revolving Credit Facility) and issuance of bonds (the “Concurrent Financings”). Parent currently intends, after the Initial Public Offering, to distribute (in one or more transactions or offerings) to holders of shares of Parent Common Stock, the shares of Tronox Class B Common Stock then owned directly or indirectly by Parent (the “Distribution”) or offer to exchange such shares of Tronox Class B Common Stock for shares of Parent Common Stock (the “Exchange”) or a combination thereof. The Contribution is intended to qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code (as defined below) and the Distribution or the Exchange (or combination thereof) are intended to qualify as a pro rata or non-pro rata tax-free distribution under Sections 355 and 368(a)(1)(D) of the Code (as defined below).

All or a substantial portion of the net proceeds of the Initial Public Offering and Concurrent Financings will be distributed by Tronox to Worldwide and by Worldwide to Parent in a distribution described in Section 361(b)(1)(A) of the Code (as defined below). Parent intends to use such proceeds to satisfy third-party obligations of Parent.

Parent, Worldwide and Tronox wish to set forth the principal corporate transactions required to effect the Contribution, the Initial Public Offering and the Distribution or Exchange and certain other matters relating to the Separation.

Accordingly, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.  Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Acquired Business” has the meaning set forth in Section 11.2(b)(ii).

“Acquisition Transaction” has the meaning set forth in Section 11.2(b)(iii).

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” of any Person means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For the purposes of this definition only, “control” refers to the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities or other interests, by contract or otherwise.

“Agent” means the distribution or exchange agent to be appointed by Parent to distribute to Parent’s stockholders all of the shares of Tronox Class B Common Stock held by Parent or a member of Parent’s Group pursuant to the Exchange or Distribution.

“Agreement” has the meaning given such term in the preamble to this Agreement.

“Ancillary Agreements” means, collectively, the Tax Sharing Agreement, the Employee Benefits Agreement, the Transition Services Agreement, the Transitional License Agreement and the Registration Rights Agreement.

“Annual Financial Statements” has the meaning set forth in Section 6.1(e).

“Assets” means assets, properties and rights (including goodwill and rights arising under Contracts, including, without limitation, insurance policies), wherever located (including in the possession of vendors, other Persons or elsewhere), whether real, personal or mixed, tangible or intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Assignment, Assumption and Indemnity Agreement” means the Assignment, Assumption and Indemnity Agreement, dated as of December 31, 2002, between TWLLC and Kerr-McGee Oil & Gas Corporation, a copy of which is attached as Exhibit A to this Agreement.

“Board”has the meaning set forth in the Introduction.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in the City of New York are closed.

“Business Guarantees”has the meaning set forth in Section 2.7(a).

“Claim Notice” has the meaning set forth in Section 5.3(a).

“Claimed Amount” has the meaning set forth in Section 5.3(a).

“Closing Date” means the date on which any shares of Tronox Class A Common Stock are sold to the Underwriters pursuant to the Firm Offering in accordance with the terms of the Underwriting Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission.

“Competitive Business” has the meaning set forth in the Section 11.2(a).

“Concurrent Financings” has the meaning set forth in the Introduction.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any third parties.

“Contracts” means any contract, agreement, lease, license, instrument or other commitment that is binding on any Person or any part of its property under applicable law.

“Contribution” has the meaning set forth in the Introduction.

“Controlling Party” has the meaning set forth in Section 5.3(e).

“Distribution” has the meaning set forth in the Introduction.

“Effective Date” has the meaning given such term in the preamble to this Agreement.

“Employee Benefits Agreement” means the Employee Benefits Agreement, dated as of the date hereof, between Parent and Tronox.

“Environmental Law” means all foreign, federal, state, provincial and local statutes, codes, regulations, rules, orders, ordinances or other laws relating to the protection, preservation or conservation of the environmental and natural resources, as in effect from time to time.

“Environmental Remediation Costs” means the actual costs, including, with respect to a site associated with any Former Operation, the reasonable and documented internal allocated costs of Tronox’s Safety and Environmental Affairs unit, provided that such internal allocated costs are calculated in a manner consistent with past practice with respect to such Former Operation and are of the type that has historically been charged against the reserve established for such Former Operation, incurred and paid after the Closing Date by any member of the Tronox Group in connection with (i) the investigation of the physical circumstances surrounding a site associated with a Former Operation or (ii) the clean-up, governmental response, removal or remediation required by any Environmental Laws at a site associated with a Former Operation, in either case arising out of, or related to (x) the presence, Release or threatened Release of any Hazardous Substance occurring prior to the Closing Date, or (y) any circumstance occurring prior to the Closing Date forming the basis of any violation or alleged violation of, or any liability under, any Environmental Law.

“Environmental Studies”has the meaning set forth in Section 2.5(f).

“Exchange” has the meaning set forth in the Introduction.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Existing Stock” means the 10,000 shares of stock of Tronox held, on the date hereof, by Worldwide.

“Financial Statements” means, collectively, the Annual Financial Statements and the Quarterly Financial Statements.

“Firm Offering” has the meaning set forth in Section 3.1(b).

“Former Operation” means any business, commercial activity or operation previously conducted by or on behalf of the Tronox Group or their predecessors, but discontinued prior to the Effective Date and no longer so conducted, at a site currently or formerly owned or operated by, or where any Release may have occurred as a result of any act or omission of, any member of the Tronox Group or any of their predecessors.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Approvals” means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any federal, state, local, foreign or international court, governmental, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Group” means either the Tronox Group or the Parent Group, as the context requires.

“Hazardous Substance” means any and all hazardous and toxic substances, wastes or materials, any pollutants, contaminants, or dangerous materials or any other similar substances or materials that are included under or regulated by any Environmental Law.

“Indebtedness” means the aggregate principal amount of total liabilities (whether long-term or short-term) for borrowed money (including capitalized leases) of any Group collectively, as determined for purposes of its financial statements prepared in accordance with GAAP, but excluding, with respect to the Tronox Group, the Concurrent Financings and the Revolving Credit Facility.

“Indemnified Party” has the meaning set forth in Section 5.3(a).

“Indemnitees” means either the Tronox Indemnitees or the Parent Indemnitees, as the context requires.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, insurance policies, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Initial Public Offering” has the meaning set forth in Section 3.1(b).

“IPO Registration Statement” means the registration statement on Form S-1 (Commission File No. 333-125574), as filed by Tronox with the Commission on June 6, 2005, together with all amendments and supplements thereto.

“KMIIL” has the meaning set forth in Section 2.6(c).

“Liabilities” means any and all obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, absolute or contingent, due or to become due.

“Lowest Cost Response” means a compliance activity or an investigation, cleanup, remediation, removal action or response activity that (i) is the minimum level required by, and complies with, applicable Environmental Laws (including, without limitation, applicable voluntary clean-up and comparable programs of Governmental Authorities where compliance activity is otherwise required); (ii) is acceptable to Governmental Authorities to the extent approval is required; (iii) is consistent with and would not violate any currently existing agreement binding on Tronox or any member of the Tronox Group with any Governmental Entity or other third party obligating Tronox or any member of the Tronox Group to undertake or pay for remediation; (iv) is consistent with and does not unreasonably interfere with the continued use of any property in a manner consistent with the use of such property as of the Closing Date; and (v) is intended to achieve the lowest financial cost as compared with other potential response activities meeting the qualifications set forth herein.

“Membership Interests” has the meaning set forth in the Introduction.

“Net Reimbursable Cost” means any Environmental Remediation Cost net of any Third Party Recovery.

“Non-controlling Party” has the meaning set forth in Section 5.3(e).

“NYSE” means the New York Stock Exchange, Inc.

“Offering Expenses” has the meaning given to such term in Section 3.5(a).

“Parent” has the meaning given such term in the preamble to this Agreement.

“Parent Annual Statements” has the meaning set forth in Section 7.1(b).

“Parent Common Stock” means the common stock, $1.00 par value per share, of Parent.

“Parent Group” means Parent and each Person (other than any member of the Tronox Group) that is an Affiliate of Parent immediately after the Closing Date.

“Parent Guarantees” has the meaning set forth in Section 2.7.

“Parent Indemnitees” has the meaning set forth in Section 5.1.

“Parent Insurance Policies” has the meaning set forth in Section 2.6(c).

“Parent Obtained Contract” means any Contract to which any member of the Parent Group is a party relating to the businesses and operations currently conducted by members of the Tronox Group.

“Parent Public Filings” has the meaning set forth in Section 6.6(a).

“Parent’s Auditors” has the meaning set forth in Section 7.1(b).

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other similar entity or organization and any Governmental Authority.

“Prospectus” means each preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement.

“Quarterly Financial Statements” has the meaning set forth in Section 6.1(d).

“Quarterly Meeting” has the meaning set forth in Section 2.5(e).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, between Tronox and Parent.

“Reimbursement Request” has the meaning set forth in Section 2.5(b).

“Release” means any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emanation or migration of any Hazardous Substance in, into, onto or through the environment (including ambient air, surface water, ground water, soils, land surface, subsurface strata, workplace or structure).

           “Representative” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

“Reserve Amount” has the meaning set forth in Section 2.5(a).

“Revolving Credit Facility” means the $250 million revolving credit facility to be entered into on the Closing Date by Tronox, TWLLC, Lehman Commercial Paper Inc., Credit Suisse First Boston and the lenders party thereto.

“Section 355 Transaction” has the meaning set forth in Section 3.3(a)(iv).

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Separation”has the meaning set forth in the Introduction.

“Separation Date”means the date on which any transactions that constitute the Separation (including the Section 355 Transaction ) are completed.

           “Subsidiary” of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person; provided, however that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

“Substitute Guarantees”has the meaning set forth in Section 2.7(a).

“Tax” has the meaning set forth in the Tax Sharing Agreement.

“Tax Benefit” has the meaning set forth in Section 5.4(d).

“Tax Control” means the definition of “control” set forth in Section 368(c) of the Code.

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of the date hereof, between Parent and Tronox.

“Third Party Claim”has the meaning set forth in Section 5.3(d).

“Third Party Recovery” means, with respect to an Environmental Remediation Cost, the actual amount recovered (or, if such amount has not yet been recovered, Tronox’s reasonable and good faith estimate of the amount that will be recovered) by any member of the Tronox Group (i) from any Potentially Responsible Parties (as such term is defined in regulations and judicial decisions construing and applying the Comprehensive Environmental Response, Compensation and Liability Act) or other parties who may be obligated for indemnity or contribution under other applicable law (in each case other than any member of the Parent Group), (ii) from any Governmental Authority, and (iii) under any applicable insurance policies maintained by any member of the Tronox Group or previously issued to such member’s predecessor in interest.

“Transition Services Agreement” means the Transition Services Agreement, dated as of the date hereof, between Parent and Tronox.

“Transitional License Agreement” means the Transitional License Agreement, dated as of the date hereof, between Worldwide and Tronox.

“Tronox” has the meaning given such term in the preamble to this Agreement.

“Tronox Affiliate” means any Person other than Worldwide or Parent that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Tronox and which is consolidated with Tronox for financial reporting purposes. For the purposes of this definition only, “control” refers to the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities or other interests, by contract or otherwise.

“Tronox Class A Common Stock” means the Class A Common Stock, $0.01 par value per share, of Tronox.

“Tronox Class B Common Stock” means the Class B Common Stock, $0.01 par value per share, of Tronox.

“Tronox Common Stock” means the Tronox Class A Common Stock and the Tronox Class B Common Stock.

“Tronox Group” means Tronox, each Subsidiary of Tronox immediately after the Closing Date, Tiwest Pty. Ltd., Tiwest Sales Pty. Ltd., and the Tiwest Joint Venture and each other Person that is controlled directly or indirectly by Tronox immediately after the Closing Date.

“Tronox Indemnitees” has the meaning set forth in Section 5.2.

“Tronox Insured Loss”has the meaning set forth in Section 2.6(c).

“Tronox Public Documents” has the meaning set forth in Section 6.3(a).

“Tronox Voting Stock” has the meaning set forth in Section 8.1.

“Tronox’s Auditors” has the meaning set forth in Section 7.1(a).

“TWLLC”has the meaning set forth in the Introduction.

“Underwriters” means the managing underwriters for the Initial Public Offering as identified in the IPO Registration Statement.

“Underwriting Agreement” has the meaning set forth in Section 3.1(b).

ARTICLE II
THE CONTRIBUTION

Section 2.1.  Transfer of Membership Interests. Unless otherwise provided in this Agreement, on the Closing Date, Worldwide will, and Parent will cause Worldwide to, assign, transfer and convey to Tronox all of Worldwide’s right, title and interest in and to the Membership Interests, and Tronox will receive and accept from Worldwide all of Worldwide’s right, title and interest in and to such Membership Interests. The transfer of the Membership Interests and the rest of the Contribution shall be in exchange for (i) the conversion of the Existing Stock into 22,889,431 shares of Tronox Class B Common Stock, which will be the only shares of Tronox Class B Common Stock outstanding, (ii) the payment of the net proceeds of the Initial Public Offering and the Concurrent Financings pursuant to Section 3.5 and the payment, if any, of cash balances in excess of $40 million pursuant to Section 2.4(a), and (iii) the covenants and agreements of Tronox set forth herein and in each of the Ancillary Agreements.

Section 2.2.  Deliveries. In furtherance of the assignment, transfer and conveyance of the Membership Interests, unless otherwise provided in this Agreement or any other Ancillary Agreement, on the Closing Date, the parties will execute and deliver, and they will cause their respective Subsidiaries to execute and deliver: (a) each Ancillary Agreement to which it is a party and (b) such instruments of transfer, conveyance and assignment as, and to the extent necessary or convenient to evidence the transfer, conveyance and assignment to Tronox of all of Worldwide’s right, title and interest in and to the Membership Interests.

Section 2.3.  Shared Contracts. (a) Except as otherwise provided in this Agreement or any Ancillary Agreement, prior to the Closing Date Parent shall, or shall cause other members of the Parent Group to, use its commercially reasonable efforts to assign to Tronox (or one or more members of the Tronox Group, as appropriate) any rights or benefits relating to the business and operations currently conducted by members of the Tronox Group under any Parent Obtained Contract. In the event the foregoing assignment is not made, at the written request of Tronox, Parent will, and will cause other members of the Parent Group to, to the extent permitted by the applicable Parent Obtained Contract and applicable law, use its commercially reasonable efforts to otherwise make such benefits and rights available to Tronox or applicable members of the Tronox Group. The applicable members of the Tronox Group will assume and discharge (or promptly reimburse Parent for) the obligations and liabilities under the relevant Parent Obtained Contracts associated with the benefits and rights assigned to or otherwise made available to them under this Section 2.3(a).

(b)  The parties’ rights and obligations pursuant to this Section 2.3 will terminate upon the earliest to occur of (i) the Separation Date, (ii) the termination of this Agreement, and (iii) with respect to any Parent Obtained Contract in particular, such time that the arrangement pursuant to this Section 2.3 is no longer permitted thereunder.

Section 2.4.  Cash and Inter-Company Indebtedness. (a) At the closing of the Firm Offering, any cash balances of the Tronox Group in excess of $40 million will, at the election of Parent, be paid to Worldwide in partial consideration for the transfer of the Membership Interests.

(b)  On the Closing Date, an amount equal to the aggregate amount of indebtedness owed by members of the Tronox Group to members of the Parent Group, net of the aggregate amount of indebtedness owed by members of the Parent Group to members of the Tronox Group, shall be deemed equity in Tronox and shall thereafter form a part of the continuing equity of Tronox.

Section 2.5.  Reimbursement of Certain Environmental Remediation Costs. (a) Following the Closing Date, Parent shall, or shall cause one or more members of the Parent Group to, reimburse Tronox for 50% of Net Reimbursable Costs incurred and paid after the Closing Date with respect to any Former Operation; provided, however that Parent shall not be obligated to reimburse Tronox for any Net Reimbursable Costs until the Environmental Remediation Costs with respect to an individual site associated with any Former Operation exceed the Reserve Amount (as defined below) by more than $200,000, after which the entire amount of such Net Reimbursable Costs with respect to such individual Former Operation site in excess of the Reserve Amount shall be subject to reimbursement under this Section 2.5(a). Notwithstanding anything to the contrary set forth herein, Parent’s obligation to reimburse Tronox under this Section 2.5 shall in no event exceed an aggregate amount of $100,000,000. “Reserve Amount” means the amount listed under the heading “Reserve Amount” opposite the name of any site associated with a Former Operation on Schedule 2.5(a), it being understood and agreed that the Reserve Amount for any site associated with any Former Operation not listed on Schedule 2.5(a) shall be deemed to be $0.

(b)  Within 60 days following payment by a member of the Tronox Group of any Environmental Remediation Cost that is subject to reimbursement under Section 2.5(a), Tronox shall provide Parent with a written notice (a “Reimbursement Request”) of the Net Reimbursable Cost that identifies (i) the total amount and nature of the Environmental Remediation Cost, (ii) the site associated with a Former Operation to which such cost relates, and (iii) the actual or estimated amount of the related Third Party Recovery; provided, however, that no delay on the part of Tronox in providing a Reimbursement Request to Parent shall relieve Parent of its obligations under Section 2.5 except to the extent Parent is materially prejudiced by such delay. Such Reimbursement Request shall be delivered together with a certification by an officer of Tronox that such cost constitutes an Environmental Remediation Cost subject to reimbursement under Section 2.5(a) and that any estimated Third Party Recovery was prepared in good faith and is based on reasonable assumptions. Parent will have 60 days from receipt of any Reimbursement Request to either pay the amount of the Net Reimbursable Cost reflected in the Reimbursement Request or give notice of dispute pursuant to Article X. Any amounts owed by Parent and not paid within such 60-day period (including any disputed amounts that are finally determined to be owed to Tronox) shall bear interest from the date such payment was due at the published one-month LIBOR rate plus 2% per annum. To the extent that the actual amount of any Third Party Recovery, once finally determined and collected by Tronox is (A) greater than the estimated amount of such Third Party Recovery included in any Reimbursement Request, then Tronox shall promptly pay to Parent 50% of the amount of such excess, or (B) less than the estimated amount of such Third Party Recovery included in any Reimbursement Request, then Parent shall promptly pay to Tronox 50% of the amount of such shortfall. Parent shall have the right to audit the financial records of Tronox (and members of the Tronox Group) in connection with, and Tronox will reasonably cooperate and assist Parent in, determining the validity of any costs or the amount of any actual or estimated Third Party Recovery reflected in a Reimbursement Request. If any such audit reveals any excess amounts paid by Parent, Tronox shall, promptly after receipt of the results of such audit, (a) pay to Parent any such excess amounts, with interest from the date of payment due at the published one-month LIBOR rate plus 2% per annum, and (b) if such excess amounts represent more than $1,000,000, reimburse Parent for the reasonable out-of-pocket cost of such audit.

(c)  At Parent’s request, Tronox shall, and shall cause Tronox and members of the Tronox Group to, use their commercially reasonable efforts to pursue in good faith any claim that would reasonably be expected to result in a Third Party Recovery.

(d)  Parent’s reimbursement obligation under Section 2.5(a) shall not apply to any Environmental Remediation Costs (i) that are incurred in connection with any conditions resulting from events or occurrences occurring wholly or primarily after the Closing Date, (ii) to the extent such costs are caused, contributed to, or increased by activities or operations conducted by Tronox, any member of the Tronox Group, or any third party acting at the direction or under the control of Tronox or any member of the Tronox Group, with respect to a Former Operation after the Closing Date, (iii) that are incurred as a consequence of a change in use of a particular site associated with any Former Operation after the Closing Date, (iv) that consist of third party tort claims (including costs of litigation) or administrative or civil fines or penalties, or (v) that exceed the Lowest Cost Response. Parent’s obligation under Section 2.5(a) shall only apply to Environmental Remediation Costs that are incurred and paid by a member of the Tronox Group within seven years of the Closing Date, and that are presented to Parent pursuant to Section 2.5(b) within 60 days thereafter.

(e)  To assist in determining Parent’s reimbursement obligation under Section 2.5(a), at least once per calendar quarter following the Closing Date and until such time as Parent’s obligations under Section 2.5(a) terminate, and in any event prior to delivery of reserve estimates and changes in reserves for each Former Operation required by Section 2.5(g)(i) for such quarter, representatives of Tronox and Parent shall meet (either in person or via teleconference) to discuss remediation activities with respect to Former Operations, reserve estimates and matters giving rise to changes in reserves (such meeting, the “Quarterly Meeting”). Such representatives of each party shall include at least three individuals having expertise in law, accounting or environmental affairs. From time to time between each Quarterly Meeting, Tronox shall keep Parent reasonably informed of any material changes in any remediation activities with respect to Former Operations, and shall otherwise, upon the written request of Parent, (i) provide to Parent copies of any material documents relating to such activities (including any response, remediation or corrective action proposals, reports, notices of violations, claims, communications or other information), (ii) make available from time to time during normal business hours, and in such a manner as to not interfere with the business of the Tronox Group, any employees, consultants, accountants and attorneys with knowledge of such activities and (iii) provide Parent and its representatives reasonable access to any site associated with any Former Operation that is owned or controlled by Tronox. Notwithstanding the foregoing, Parent shall not be required to reimburse any member of the Tronox Group with respect to an individual site associated with any Former Operation if any member of the Tronox Group, without the prior written consent of Parent, makes, agrees to make, or proposes to make any material change in the scope or conduct of any existing response, removal, remediation or other corrective action plan or project that (i) is with respect to a site associated with a Former Operation listed on Schedule 2.5(a), (ii) results in an increase in any Reserve Amount by $2,500,000 or more, or (iii) relates to any site associated with a Former Operation for which no reserve has been previously established and for which substantial planning, cooperation and consultation between Parent and Tronox would be reasonably expected.

(f)  Until Parent’s reimbursement obligation under Section 2.5(a) terminates, Tronox shall manage all remediation activities with respect to Former Operations in a manner consistent with past practice. In furtherance and not in limitation of the preceding sentence, Parent shall not be required to reimburse any member of the Tronox Group for any Environmental Remediation Costs with respect to an individual site associated with any Former Operation if:

(i)  Tronox or any member of the Tronox Group takes any affirmative action to solicit from any third party, including any Governmental Authority, any change in use of such site or any proceeding, order or other mandate to conduct any remedial action at such site unless Tronox or such member of the Tronox Group has an obligation under applicable Environmental Laws to take such action, and Tronox so informs Parent in advance in writing;

(ii)  Tronox shall not have obtained the written consent of Parent, which consent will not be unreasonably withheld or delayed more than 14 days following receipt of Tronox’s written request, prior to any Phase II, Phase III or any other environmental studies, surveys, or investigations that include testing and sampling (collectively “Environmental Studies”), being conducted by or on behalf of any member of the Tronox Group with respect to any site associated with any Former Operation, unless such action is required by a Governmental Authority, in which case Tronox will give Parent prompt advance written notice of all such Environmental Studies proposed to be conducted. Parent or its representatives shall be provided the opportunity to review and monitor and be present at any such Environmental Studies and Tronox shall provide to Parent, at Parent’s cost, copies of all such Environmental Studies and all information obtained in connection with such Environmental Studies;

(iii)  Tronox or any member of the Tronox Group or their representatives or any third party under its or their direction or control conducts any construction, demolition, excavation, remodeling or other physical change that requires ground disruption to the property at any site associated with any Former Operation, without Parent’s prior written consent, which consent will not unreasonably be withheld or delayed more than 14 days following receipt of Tronox’s written request, unless such action is reasonably required to repair or maintain the structural integrity or operational condition of the facilities located at such sites, in which case (A) Tronox will give Parent prompt advance written notice of such action, (B) Parent or its representatives shall be provided the opportunity to review, monitor and be present at any such activities with respect to such sites (so long as such presence does not interfere with the normal conduct of Tronox’s business), and (C) Tronox shall provide Parent, at Parent’s cost with copies of any information obtained in connection with such actions which may relate to Parent’s obligations under this Section 2.5; and

(iv)  Tronox does not use its commercially reasonable efforts to conduct any Environmental Studies, construction, demolition, excavation, remodeling and management of any such Former Operation in a manner that will not materially increase any Environmental Remediation Costs.

(g)  Until Parent’s reimbursement obligations under Section 2.5(a) terminate, Tronox shall:

(i)  no later than eight Business Days following the end of each fiscal quarter, provide Parent with reserve estimates and changes in reserves for each Former Operation (in substantially the same form as such information is generally reported to Parent by members of the Tronox Group as of the date of this Agreement); and

(ii)  as soon as reasonably practicable, and in any event no later than (x) the earlier of (A) 10 Business Days prior to the date on which Tronox is required to file a Form 10-Q or other document containing Quarterly Financial Statements with the Commission for each of Tronox’s first three fiscal quarters in each fiscal year and (B) 10 Business Days prior to the date on which Parent has notified Tronox that Parent intends to file its Form 10-Q or other document containing quarterly financial statements with the Commission or (y) the earlier of (A) 12 Business Days prior to the date on which Tronox is required to file a Form 10-K or other document containing its Annual Financial Statements with the Commission and (B) 12 Business Days prior to the date on which Parent has notified Tronox that Parent intends to file its Form 10-K or other document containing Annual Financial Statements with the Commission, Tronox will deliver to Parent drafts of any discussion or analysis of contingent obligations to pay Environmental Remediation Costs contained in any consolidated financial statements of the Tronox Group for such period.

(h)  Other than with respect to obligations of members of the Parent Group under this Agreement, any Ancillary Agreement, or the Assignment, Assumption and Indemnity Agreement, Tronox, on behalf of itself and each member of the Tronox Group, hereby waives, releases and covenants not to bring or aid, and shall indemnify and hold Parent and each member of the Parent Group harmless from and against, any investigation, inquiry, action, demand, Liability, claim, lawsuit or any other type of administrative or judicial action, whether known or unknown, actual or contingent, accrued or unaccrued, against Parent or any member of the Parent Group that Tronox or member of the Tronox Group, or any of their respective predecessors or successors, may now or hereafter hold, which arises from or relates to the operation or violation of any Environmental Law or regulation, whether now existing or later enacted, in respect to the present or former assets, properties or operations of Tronox, the Tronox Group, or any of their respective predecessors or successors.

(i)  Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that the provisions of this Section 2.5 concerning Parent’s entitlement to receive notice and information, to review, monitor and oversee, or to provide consent operate solely for the purpose of determining whether Parent is obligated to provide reimbursement for Net Reimbursable Costs pursuant to Section 2.5(a). The members of the Tronox Group shall have the exclusive right and responsibility (x) to direct, control, manage, and participate in the investigation of the physical circumstances surrounding any site associated with any Former Operation or the clean-up, governmental response, removal or remediation required by any Environmental Laws at any such site and (y) to ensure compliance with Environmental Laws at any site associated with any Former Operation, affected by this Section 2.5 only insofar as determining whether the resulting Environmental Remediation Costs shall be subject to reimbursement by Parent. Nothing in this Section 2.5 shall be construed as requiring or allowing Parent to direct, control, manage, or participate in the investigation of any such site or to ensure compliance with Environmental Law at any such site.

(j)  Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that the provisions of this Sections 2.5 are solely for the benefit of the Parent Group on the one hand and the Tronox Group on the other hand, and are not intended, and shall not create, any third party beneficiary rights in or to any other Person.

Section 2.6.  Insurance Matters. (a) Except as expressly provided in this Section 2.6, the Parent Insurance Policies will remain in full force and effect through either (at Parent’s option) (i) the Separation Date or (ii) the renewal date of any such Parent Insurance Policy, at which time, future coverage thereunder will be discontinued with respect to the Tronox Group. Notwithstanding the foregoing, for so long as any personal property of members of the Tronox Group is covered under Parent’s policy with Oil Insurance Limited, in the event of an occurrence that involves physical damage to property of both the Parent Group and the Tronox Group, the limit of insurance under such policy will be allocated based on the proportion that the value of each Group’s loss bears to the total.

(b)  On or prior to the Closing Date, Tronox shall have in effect, and for a period of six years following the Closing Date, Tronox will maintain in effect, directors’ and officers’ liability insurance policies (“D&O Policies”) as follows:

(i)  D&O Policies with coverage limits of not less than $50 million with respect to wrongful acts occurring prior to the Closing Date. Tronox shall provide that Parent is named on a codefendant basis under such D&O Policies.

(ii)  D&O Policies with coverage limits of not less than $50 million with respect to wrongful acts occurring on or after the Closing Date. Until the Separation Date, Tronox shall provide that Parent is named on a codefendant basis under such D&O Policies.

The D&O Policies shall contain terms and conditions that are not materially less favorable, subject to commercial availability, to the officers and directors covered by such policies than those D&O Policies maintained by Parent or members of the Parent Group as of the date of this Agreement. For a period of six years following the Closing Date, Tronox shall, to the fullest extent permitted under applicable law or under the Tronox’s Certificate of Incorporation or Bylaws, indemnify and hold harmless, each present and former director and officer of Tronox and of each member of the Tronox Group against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, arbitral or investigative, arising out of or pertaining to any action or omission occurring prior to the Closing Date, or arising out of or pertaining to the transactions contemplated by this Agreement.

(c)  Effective as of the Separation Date, Parent shall, or shall cause its Affiliates to, use its commercially reasonable efforts to cause to be transferred to Tronox or a member of the Tronox Group, to the extent permitted under the relevant Parent Insurance Policies and applicable law and to the extent that such transfer would not impair in any material respect Parent’s rights under such policies, any claim, chose in action or other right Parent has to insurance coverage or insurance proceeds under any Parent Insurance Policy other than D&O Policies with respect to any loss, liability, claim, damage or expense of any member of the Tronox Group (including products and current and former employees and directors thereof) of any of their respective predecessors and arising out of occurrences prior to the Separation Date (a “Tronox Insured Loss”). To the extent the transfer of such claim, chose in action or right referred to in the preceding sentence does not occur, upon the reasonable request of Tronox, Parent shall, and shall cause its Affiliates to, use its commercially reasonable efforts to promptly assist Tronox in tendering claims for any Tronox Insured Losses to the applicable insurers under the Parent Insurance Polices and to provide Tronox with the proceeds of claims made by or with respect to such Tronox Insured Losses subject to the self-insured limits and deductibles under the applicable policy. Upon request of Tronox, Parent or its Affiliates shall provide historical loss information with respect to any insurance policies that cover the assets, businesses, operations, employees, officers and directors of members of the Tronox Group or their predecessors. Parent shall cause KM International Insurance Ltd (“KMIIL”) to promptly make payments as received from and approved by reinsurers of KMIIL (as appropriate) with respect to all reported claims made by or on behalf of members of the Tronox Group. Subsequent to the Closing Date and to the extent consistent with the provisions of this Section 2.6, Tronox assumes responsibility for the administration and adjustment of all Tronox Insured Losses. “Parent Insurance Policies” means any current or historic insurance policy covering the assets, businesses, operations, employees, officers or directors of both (A) the Parent and (B) any member of the Tronox Group, or any of their predecessors.

(d)  Tronox does hereby, for itself and each other member of the Tronox Group, agree that no member of the Parent Group or any Parent Indemnitee shall have any Liability whatsoever as a result of the insurance policies and practices of Parent and its Affiliates as in effect at any time prior to the Closing Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

(e)

Section 2.7.  Guarantees and Sureties. (a) Tronox acknowledges that Parent or its Affiliates have entered into various arrangements in which Parent or its Affiliates issued or made available guarantees, sureties, bonds, letters of credit or similar instruments or are the primary obligors on other agreements, in any such case to support or facilitate the business transactions of members of the Tronox Group (the “Business Guarantees”). It is understood that none of such Business Guarantees shall continue after the Separation Date. On or as promptly as practicable following the Closing Date, but in no event later than the Separation Date, Tronox shall obtain replacements for such Business Guarantees or will either terminate the business transactions or programs of the Tronox Group supported or facilitated by such Business Guarantees or arrange for itself or one of its Subsidiaries to be substituted as the primary obligor thereto (collectively, the “Substitute Guarantees”).

(b)  On or before the Closing Date, Parent shall cause Tronox and the other members of the Tronox Group to be unconditionally released from any guarantees, sureties, bonds or other contractual obligations relating to the Liabilities of Parent or the Parent Group (collectively, “Parent Guarantees”), with no further obligations thereunder.

Section 2.8.  Representations or Warranties. (a) Parent represents and warrants to Tronox that Worldwide has good and valid title to the Membership Interests, free and clear of all security interests, mortgages, liens, pledges, charges or other encumbrances of any kind.

(b)  Tronox (on behalf of itself and each member of the Tronox Group) acknowledges and agrees that, except as expressly set forth in this Agreement or any Ancillary Agreement, no member of the Parent Group is making any representations or warranties to Tronox of any nature, either express or implied, including regarding any Assets or business of the Tronox Group, the Parent Obtained Contracts, or Parent Insurance Policies.

ARTICLE III
THE INITIAL PUBLIC OFFERING

Section 3.1.  General. (a) Subject to the conditions hereof, the parties shall use their commercially reasonable efforts to consummate the Initial Public Offering. Tronox shall file such amendments or supplements to the IPO Registration Statement as may be necessary in order to cause the same to become and remain effective as required by applicable law or by the Underwriters, including filing such amendments to the IPO Registration Statement as may be required by the Underwriting Agreement, the Commission or applicable securities laws. Parent and Tronox shall also cooperate in preparing, filing with the Commission and causing to become effective a registration statement registering the Tronox Class A Common Stock under the Exchange Act, and any registration statements or amendments thereof that are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the Initial Public Offering, the Section 355 Transaction or the other transactions contemplated by this Agreement and the Ancillary Agreements.

(b)  Parent and Tronox have entered into an underwriting agreement with the Underwriters (the “Underwriting Agreement”) pursuant to which Tronox has (a) agreed to sell an aggregate of 17,480,000 shares of Tronox Class A Common Stock to the Underwriters (the “Firm Offering”), and (b) granted the Underwriters an option to purchase up to an additional 2,622,000 shares of Tronox Class A Common Stock (the “Over-Allotment Option” and, with the Firm Offering, the “Initial Public Offering”). Each party shall comply with its obligations under the Underwriting Agreement.

(c)  Tronox shall use its commercially reasonable efforts to take all such action as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the Initial Public Offering.

(d)  Tronox shall prepare, file and use its commercially reasonable efforts to seek to make effective an application for listing of the Tronox Class A Common Stock issued in the Initial Public Offering on the NYSE.

(e)  Tronox shall participate in the preparation of materials and presentations as Parent and the Underwriters shall deem necessary or desirable in connection with the Initial Public Offering.

(f)  Tronox will cooperate in all respects with Parent in connection with the pricing of the Tronox Class A Common Stock to be issued in the Initial Public Offering and the timing of the Initial Public Offering and will, at Parent’s request, promptly take any and all actions necessary or desirable to consummate the Initial Public Offering as contemplated by the IPO Registration Statement and the Underwriting Agreement.

Section 3.2.  Use of Proceeds. The net proceeds of the Initial Public Offering will be used by Tronox as described in Section 3.5 hereof and the IPO Registration Statement in the section entitled “Use of Proceeds.”

Section 3.3.  Conditions Precedent to Consummation of the Initial Public Offering. (a) The closing of each of the Firm Offering and the sale of Tronox Class A Common Stock upon any exercise of the Over-Allotment Option shall be conditioned on the satisfaction, or waiver by Parent in its sole and absolute discretion, of the following conditions:

(i)  The IPO Registration Statement shall have been declared effective by the Commission and there shall be no stop-order in effect with respect thereto and no proceeding for that purpose shall have been instituted by the Commission.

(ii)  The actions and filings with regard to state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) referenced in Section 3.1(c) shall have been taken and, where applicable, have become effective or been accepted.

(iii)  The Tronox Class A Common Stock to be issued in the Firm Offering or in connection with the exercise of the Over-Allotment Option, as applicable, shall have been accepted for listing on the NYSE, on official notice of issuance.

(iv)  Parent shall be satisfied in its sole and absolute discretion that the Distribution or Exchange or combination thereof (the “Section 355 Transaction”) should qualify as a pro rata or non-pro rata tax-free distribution for federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code.

(v)  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Contribution or the Initial Public Offering or any of the other transactions contemplated by this Agreement or any Ancillary Agreement shall be in effect.

(vi)  This Agreement shall not have terminated.

(vii)  The Concurrent Financings will have occurred on terms and with lenders acceptable to Parent.

(viii)  With respect to the Firm Offering only, the aggregate cash balance of the Tronox Group shall be at least $40 million.

(ix)  Each Ancillary Agreement shall have been executed and delivered by each of the parties thereto.

(x)  Such other actions as Parent may, based upon the advice of counsel, reasonably request to be taken prior to the closing of the Firm Offering or the sale of Tronox Class A Common Stock upon any exercise of the Over-Allotment Option in order to assure the successful completion of the Initial Public Offering and the other transactions contemplated by this Agreement shall have been taken.

(b)  The foregoing conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent to waive or not waive such conditions or in any way limit Parent’s right to terminate this Agreement as set forth in Section 12.1 or alter the consequences of any such termination from those specified in such Section. Any determination made by Parent prior to the closing of the Firm Offering or the sale of any Tronox Class A Common Stock upon the exercise of the Over-Allotment Option concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.3 shall be conclusive.

Section 3.4.  Tronox Common Stock. Prior to the Closing Date, Parent and Tronox shall each take all actions (including, without limitation, such actions that are required to effect the adoption by Tronox of an amended and restated certificate of incorporation) that Parent determines, in its sole discretion, may be required to provide for the conversion of the Existing Stock into a number of shares of Tronox Class B Common Stock such that Worldwide possesses Tax Control of Tronox at all times before, at the time of, and immediately following the closing of each of the Firm Offering and the sale of Tronox Class A Common Stock upon any exercise of the Over-Allotment Option.

Section 3.5.  Proceeds of Concurrent Financings and Initial Public Offering. (a) As partial consideration for the Contribution, unless otherwise agreed by Parent, Tronox shall distribute to Worldwide all cash proceeds received by Tronox and TWLLC from the Concurrent Financings, the Firm Offering and the exercise, if any, of the Over-Allotment Option, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses (“Offering Expenses”) actually incurred in connection therewith, as follows:

(i)  On the Closing Date, Tronox shall distribute to Worldwide an amount equal to $762.9 million, which the parties agree is the amount of cash proceeds to be received by Tronox and TWLLC on the Closing Date from the Concurrent Financings and the Firm Offering, net of estimated Offering Expenses related thereto (the “Estimated Closing Date Expenses”). No later than 45 days following the Closing Date, the parties shall review the amount of Offering Expenses actually incurred in connection with the Concurrent Financings and the Firm Offering. If the amount of Estimated Closing Date Expenses exceeds the amount of Offering Expenses actually incurred, Tronox shall distribute to Worldwide an amount equal to such excess. If the amount of Offering Expenses actually incurred exceeds the amount of Estimated Closing Date Expenses, Parent shall cause Worldwide to pay Tronox an amount equal to such excess.

(ii)  Upon the closing of any sale of Tronox Class A Common Stock pursuant to the exercise of the Over-Allotment Option, Tronox shall distribute to Worldwide the cash proceeds received by Tronox from such sale, net of estimated Offering Expenses related thereto, as reasonably determined by Tronox (the “Estimated Over-Allotment Expenses”). No later than 30 days following the closing of any such sale, the parties shall review the amount of Offering Expenses actually incurred in connection with the exercise of the Over-Allotment Option. If the amount of Estimated Over-Allotment Expenses exceeds the amount of Offering Expenses actually incurred, Tronox shall distribute to Worldwide an amount equal to such excess. If the amount of Offering Expenses actually incurred exceeds the amount of Estimated Over-Allotment Expenses, Parent shall cause Worldwide to pay Tronox an amount equal to such excess.

(b)  Worldwide shall distribute all proceeds received from Tronox pursuant to this Section 3.5 to Parent as soon as reasonably practicable following receipt.

ARTICLE IV
THE SEPARATION

Section 4.1.  The Separation. Parent will, in its sole and absolute discretion, determine all terms of the Separation, including, without limitation, the form, structure and terms of any transactions or offerings to effect any Section 355 Transaction and the timing of and conditions to such transactions. Parent may, at any time and from time to time until the completion of the Separation, modify or change the terms of any proposed Section 355 Transaction, including, without limitation, by accelerating or delaying the timing of the consummation of all or part of either such transactions. Tronox shall cooperate with Parent in all respects to accomplish the Separation and shall, at Parent’s direction, promptly take any and all actions necessary or desirable to effect the Separation, including, without limitation, the registration under the Securities Act and the Exchange Act of Tronox Class B Common Stock on an appropriate registration form or forms to be designated by Parent. Parent shall select any investment bank or manager engaged in connection with any Section 355 Transaction, as well as any financial printer, solicitation or exchange agent and financial, legal, accounting and other advisors for Parent; provided, however, that nothing herein shall prohibit Tronox from engaging (at its own expense) its own financial, legal, accounting (to the extent permitted by Article VII) and other advisors in connection with any Section 355 Transaction.

Section 4.2.  Actions Prior to the Separation. (a) Parent and Tronox shall prepare and mail, prior to the Separation Date, to the holders of Parent Common Stock, such information concerning Tronox, the transactions constituting the Separation and such other matters as Parent shall reasonably determine and as may be required by law. Parent and Tronox shall prepare, and Tronox shall, to the extent required under applicable law, file with the Commission, any such documentation that Parent determines is necessary or desirable to effect the Exchange or Distribution and Parent and Tronox shall each use its commercially reasonable efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

(b)  Tronox shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Section 355 Transaction or otherwise in connection with the Separation.

(c)  Tronox shall prepare and file, and shall use its commercially reasonable efforts to have approved, an application for the listing of the Tronox Class B Common Stock on the NYSE.

(d)  Tronox shall take all reasonable steps necessary or desirable to cause the conditions set forth in Section 4.3 to be satisfied and to effect any Section 355 Transaction.

Section 4.3.  Conditions to the Exchange or Distribution. (a) The consummation of the Section 355 Transaction shall be conditioned on the satisfaction, or waiver by Parent in its sole and absolute discretion, of the following conditions:
(i)  The receipt by Parent, in form and substance satisfactory to it, of an opinion of tax counsel to the effect that, among other things, the Section 355 Transaction should qualify as a tax-free distribution for federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code and such other matters as it will determine to be necessary or advisable in its sole and absolute discretion.

(ii)  The receipt of any Governmental Approvals and material Consents necessary to consummate the Section 355 Transaction, which Governmental Approvals and Consents will be in full force and effect.

(iii)  No order, injunction, decree or regulation issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Section 355 Transaction will be in effect and no other event outside the control of Parent will have occurred or failed to occur that prevents the consummation of the Section 355 Transaction.

(iv)  The actions and filings necessary or appropriate under applicable securities laws in connection with the Section 355 Transaction will have been taken or made, and, where applicable, will have become effective or been accepted.

(v)  The Tronox Class B Common Stock to be distributed in the Section 355 Transaction will have been accepted for listing on the NYSE, subject to official notice of issuance.

(b)  The foregoing conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Board to waive or not waive such conditions or in any way limit Parent’s right to terminate this Agreement as set forth in Section 12.1 or alter the consequences of any such termination from those specified in such Section. Any determination made by the Board prior to the Section 355 Transaction concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.3 shall be conclusive.

Section 4.4.  Certain Stockholder Matters. (a) Subject to Section 4.3, Tronox and Parent, as the case may be, will provide to the Agent all share certificates and any information required in order to complete the Section 355 Transaction.

(b)  From and after the Section 355 Transaction and until the Tronox Class B Common Stock is duly transferred in accordance with applicable law, Tronox shall regard the Persons entitled to receive such Tronox Class B Common Stock in such transaction as record holders of Tronox Class B Common Stock in accordance with the terms of such transaction without requiring any action on the part of such Persons. Tronox agrees that, subject to any transfers of such stock, (i) each such holder will be entitled to receive all dividends payable on, and exercise all voting rights, and all other rights and privileges with respect to, the shares of Tronox Class B Common Stock then held by such holder, and (ii) each such holder will be entitled to receive one or more certificates representing, or other evidence of ownership of, the shares of Tronox Class B Common Stock then held by such holder. Parent will cooperate, and will instruct the Agent and Parent’s transfer agent to cooperate, with Tronox and Tronox’s transfer agent, and Tronox will cooperate, and will instruct its transfer agent to cooperate, with Parent and the Agent, in connection with all aspects of the Section 355 Transaction and all other matters relating to the issuance and delivery of certificates representing, or other evidence of ownership of, the shares of Tronox Class B Common Stock to be distributed to the holders of Parent Common Stock in connection with such transaction. Following any Section 355 Transaction, Parent shall promptly, but in no event later than two Business Days thereafter, instruct the Agent or Parent’s transfer agent to deliver to Tronox’s transfer agent true, correct and complete copies of the stock and transfer records reflecting the holders of the Parent Common Stock entitled to receive shares of the Tronox Class B Common Stock.

ARTICLE V
INDEMNIFICATION

Section 5.1.  Indemnification by Tronox. Subject to the provisions hereof, Tronox shall indemnify, defend and hold harmless Parent, each member of the Parent Group and each of their respective past and present directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Parent Indemnitees”), from and against any and all Liabilities relating to, arising out of or resulting from any of the following items (without duplication):

(i)  all Retained Liabilities (as defined in the Assignment, Assumption and Indemnity Agreement);

(ii)  any and all Liabilities (other than with respect to obligations of, or Liabilities expressly and specifically assumed by, any member of the Parent Group pursuant to this Agreement, any Ancillary Agreement or the Assignment, Assumption and Indemnity Agreement) to the extent arising out of or relating to (A) any businesses, operations or Assets currently or previously conducted or owned by any member of the Tronox Group or any of their predecessors, in each case, whether such Liabilities arise or accrue prior to, on or after the Effective Date; (B) any business conducted by any member of the Tronox Group at any time after the Effective Date; and (C) all obligations of the Tronox Group under or pursuant to this Agreement, any Ancillary Agreement or any other instrument entered into in connection herewith or therewith;

(iii)  any breach by Tronox or any member of the Tronox Group of any covenant in this Agreement, the Employee Benefits Agreement, the Transitional License Agreement or the Registration Rights Agreement;

(iv)  any Business Guarantees that are not replaced with Substitute Guarantees, or with respect to which Parent or any member of the Parent Group has any liability or obligation after the Closing Date; and

(v)  with respect to the IPO Registration Statement, the Prospectus or any registration statement or other document related to the Section 355 Transaction, any untrue statement or alleged untrue statement of a material fact therein, or omission or alleged omission to state a material fact therein, which is necessary to make the statements contained therein not misleading, in any case to the extent relating to the Tronox Group.

Section 5.2.  Indemnification by Worldwide. Subject to the provisions hereof, Worldwide shall indemnify, defend and hold harmless Tronox, each member of the Tronox Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Tronox Indemnitees”), from and against any and all Liabilities of the Tronox Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(i)  all Assumed Liabilities (as defined in the Assignment, Assumption and Indemnity Agreement);

(ii)  any breach by Parent or any member of the Parent Group of any covenant in this Agreement, the Employee Benefits Agreement, the Transitional License Agreement or the Registration Rights Agreement; and

(iii)  any Parent Guarantees with respect to which Tronox or any member of the Tronox Group has any liability or obligation after the Closing Date.

Section 5.3.  Claim Procedure. (a) A party that seeks indemnity under this Article V (an “Indemnified Party”) will promptly give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”), whether the Liabilities sought arise from matters solely between the parties or from Third-Party Claims. The Claim Notice must contain (i) a description and, if known, estimated amount (the “Claimed Amount”) of any Liabilities incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of facts then known by the Indemnified Party, and (iii) a demand for payment of those Liabilities. No delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any Liabilities caused by or arising out of such failure.

(b)  Within 30 days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount and, in which case, the Indemnifying Party will pay the Claimed Amount in accordance with a payment and distribution method reasonably acceptable to the Indemnified Party; or (ii) dispute that the Indemnified Party is entitled to receive all or any portion of the Claimed Amount.

(c)  In the event that the Indemnifying Party disputes all or any portion of the Claimed Amount, as soon as practicable but in no event later than 10 days after the receipt of the notice referenced in Section 5.3(b)(ii), the parties will begin the process to resolve the matter in accordance with the dispute resolution provisions of Article X hereof. Upon ultimate resolution thereof, the parties will take such actions as are reasonably necessary to comply with such agreement or instructions.

(d)  In the event that the Indemnified Party receives notice or otherwise learns of the assertion by a Person who is not a member of either Group of any claim or the commencement of any Action (collectively, a “Third-Party Claim”) with respect to which the Indemnifying Party may be obligated to provide indemnification under this Article V, the Indemnified Party will promptly give written notification to the Indemnifying Party of the Third-Party Claim. Such notification will be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and will describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third-Party Claim and the amount of the claimed Liabilities; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Liabilities caused by or arising out of such failure.

(e)  Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party. During any period in which the Indemnifying Party has not so assumed control of such defense, the Indemnified Party will control such defense. The party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party concludes, upon the written opinion of counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third-Party Claim, the reasonable fees and expenses of counsel to the Indemnified Party will be considered Liabilities for purposes of this Agreement. The party controlling such defense (the “Controlling Party”) will keep the Non-controlling Party reasonably advised of the status of such Third-Party Claim and the defense thereof and will consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party will furnish the Controlling Party with such Information as it may have with respect to such Third-Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party in the defense of such Third-Party Claim.

(f)  The Indemnifying Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnified Party will not be required if (A) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment, (B) such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability and (C) the Indemnifying Party reasonably determines that such settlement or judgment will not subject the Indemnified Party to the risk of an enhanced penalty in any future Action similar to the applicable Third-Party Claim. The Indemnified Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

Section 5.4.  Limitations. (a) The amount of any Liabilities for which indemnification is provided under this Agreement will be net of any Tax Benefit and any amounts actually recovered by the Indemnified Party from any third Person (including, without limitation, amounts actually recovered under insurance policies) with respect to such Liabilities. Any Indemnifying Party hereunder will be subrogated to the rights of the Indemnified Party upon payment in full of the amount of the relevant indemnifiable Liabilities. An insurer who would otherwise be obligated to pay any claim will not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any Indemnified Party recovers an amount from a third Person in respect of Liabilities for which indemnification is provided in this Agreement after the full amount of such indemnifiable Liabilities has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable Liabilities and the amount received from the third Person exceeds the remaining unpaid balance of such indemnifiable Liabilities, then the Indemnified Party will promptly remit to the Indemnifying Party the excess (if any) of (I) the sum of the amount theretofore paid by such Indemnifying Party in respect of such indemnifiable Liabilities plus the amount received from the third Person in respect thereof, less (II) the full amount of such indemnifiable Liabilities and any previously unpaid or unreimbursed expenses (including reasonable attorney’s fees) incurred by such Indemnified Party in collecting such amount from such third Person.

(b)  Any indemnification payment made under this Agreement and any payment made by Worldwide to Tronox pursuant to Section 3.5(a) will be characterized for Tax purposes as a contribution or distribution made prior to the completion of the Firm Offering or payment of an assumed or retained liability, as applicable.

(c)  Notwithstanding anything to the contrary in Section 5.1 or Section 5.2, indemnification with respect to Taxes shall be governed exclusively by the Tax Sharing Agreement.

(d)  Worldwide’s and Tronox’s indemnity obligations under Sections 5.1 and 5.2 of this Agreement shall be reduced to reflect any Tax Benefit (as defined below) realized, in the year in which the indemnity payment is required to be made or in any prior year, by the Indemnified Party or any of its Affiliates. To the extent that the claim with respect to which an indemnity obligation arises has not given rise to a Tax Benefit in a prior year or in the year in which the indemnity payment is to be made, but gives rise to a Tax Benefit in a later year, the Indemnified Party shall pay to the Indemnifying Party the amount of such Tax Benefit. For purposes of this Agreement, “Tax Benefit” means any deduction, amortization, exclusion from income or other allowance that actually reduces in cash the amount of Tax Parent, Tronox or their respective Affiliates (as applicable) would have been required to pay (or actually increases in cash the amount of Tax refund to which Parent, Tronox or their respective Affiliates (as applicable) would have been entitled) in the absence of the item giving rise to the indemnity claim. For purposes of determining the amount of any payment due to an Indemnified Party pursuant to this Section 5.4(d), Parent, Tronox and their respective Affiliates shall be deemed to use all other deductions, amortizations, exclusions from income or other allowances (to the extent that such deductions, amortizations, exclusions from income or other allowances are entitled to be used under applicable Tax law) prior to the use of any Tax Benefits in respect of which the Indemnifying Party is obligated to pay the Indemnified Party hereunder.

(e)  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS GROUP MEMBERS BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS SUFFERED BY AN INDEMNIFIED PARTY, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER OR THEREUNDER; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS TO A PERSON WHO IS NOT A MEMBER OF EITHER GROUP IN CONNECTION WITH A THIRD-PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES AND NOT SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 5.4(e).

Section 5.5.  Production of Witnesses and Documents. If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other party shall use its commercially reasonable efforts to make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

ARTICLE VI
FINANCIAL PROCEDURES, CONTROLS AND REPORTING

Section 6.1.  Financial Information. (a) (i) Tronox will, and will cause each other member of the Tronox Group to, maintain, as of and after the Effective Date, disclosure controls and procedures and internal control over financial reporting as defined in Exchange Act Rule 13a-15; (ii) Tronox will cause each of its principal executive and principal financial officers to sign and deliver certifications to Tronox’s periodic reports and will include the certifications in Tronox’s periodic reports, as and when required pursuant to Exchange Act Rule 13a-14 and Item 601 of Regulation S-K of the Commission; (iii) Tronox will cause its management to evaluate Tronox’s disclosure controls and procedures and internal control over financial reporting (including any change in internal control over financial reporting) as and when required pursuant to Exchange Act Rule 13a-15; (iv) Tronox will disclose in its periodic reports filed with the Commission information concerning Tronox management’s responsibilities for and evaluation of Tronox’s disclosure controls and procedures and internal control over financial reporting (including, without limitation, the annual management report and attestation report of Tronox’s independent auditors relating to internal control over financial reporting) as and when required under Items 307 and 308 of Regulation S-K and other applicable Commission rules; and (v) without limiting the general application of the foregoing, Tronox will, and will cause each other member of the Tronox Group to, maintain as of and after the Effective Date internal systems and procedures that will provide reasonable assurance that (A) the Financial Statements are reliable and timely prepared in accordance with GAAP and applicable law, (B) all transactions of members of the Tronox Group are recorded as necessary to permit the preparation of the Financial Statements, (C) the receipts and expenditures of members of the Tronox Group are authorized at the appropriate level within Tronox, and (D) unauthorized use or disposition of the assets of any member of the Tronox Group that could have material effect on the Financial Statements is prevented or detected in a timely manner.

(b)  Tronox will, and will cause each member of the Tronox Group to, maintain a fiscal year that commences and ends on the same calendar days as Parent’s fiscal year commences and ends, and to maintain monthly accounting periods that commence and end on the same calendar days as Parent’s monthly accounting periods commence and end.

(c)  No later than eight Business Days after the end of each of Tronox’s monthly accounting periods following the Effective Date, Tronox will deliver to Parent a consolidated income statement and balance sheet for Tronox for such period in such format and detail as Parent may request, and no later than 12 Business Days after the end of each of Tronox’s fiscal quarters following the Effective Date, Tronox will deliver to Parent a consolidated statement of cash flows for Tronox for such period in such format and detail as Parent may request.

(d)  As soon as practicable, and in any event no later than the earlier of (x) 10 Business Days prior to the date on which Tronox is required to file a Form 10-Q or other document containing Quarterly Financial Statements with the Commission for each of Tronox’s first three fiscal quarters in each fiscal year and (y) 10 Business Days prior to the date on which Parent has notified Tronox that Parent intends to file its Form 10-Q or other document containing quarterly financial statements with the Commission, Tronox will deliver to Parent drafts of the following:

(i)  the consolidated financial statements of the Tronox Group (and notes thereto) for such periods and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of Tronox the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year and all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X and GAAP, and

(ii)  a discussion and analysis by Tronox’s management of the Tronox Group’s financial condition and results of operations for such fiscal period, including, without limitation, an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Item 303(b) and 305 of Regulation S-K;

 provided, however, that Tronox will deliver such information at such earlier time upon Parent’s written request with 30 days’ notice resulting from Parent’s determination to accelerate the timing of the filing of its financial statements with the Commission. The information set forth in (i) and (ii) above is referred to in this Agreement as the “Quarterly Financial Statements.” No later than the earlier of (x) three Business Days prior to the date Tronox publicly files the Quarterly Financial Statements with the Commission or otherwise makes such Quarterly Financial Statements publicly available or (y) three Business Days prior to the date on which Parent has notified Tronox that Parent intends to file Parent’s quarterly financial statements with the Commission, Tronox will deliver to Parent the final form of its quarterly report on Form 10-Q and certifications thereof by Tronox’s principal executive and financial officers in substantially the forms required under Commission rules for periodic reports and in form and substance satisfactory to Parent; provided, however, that Tronox may continue to revise such quarterly report on Form 10-Q prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by Tronox to Parent as soon as practicable, and in any event within eight hours thereafter; provided, further, that Parent’s and Tronox’s financial Representatives will actively consult with each other regarding any changes (whether or not substantive) which Tronox may consider making to its quarterly report on Form 10-Q and related disclosures during the three Business Days immediately prior to any anticipated filing with the Commission, with particular focus on any changes which would have an effect upon Parent’s financial statements or related disclosures. In addition to the foregoing, no quarterly report on Form 10-Q or any other document that refers, or contains information not previously publicly disclosed with respect to the ownership of Tronox by Parent, the separation of Tronox from Parent or the Exchange or Distribution will be filed with the Commission or otherwise made public by any Tronox Group member without the prior written consent of Parent. Notwithstanding anything to the contrary in this Section 6.1(d), Tronox will use its commercially reasonable efforts to file its quarterly report on Form 10-Q with the Commission on the same date that Parent files Parent’s quarterly financial statements with the Commission unless otherwise required by applicable law.

(e)  As soon as practicable, and in any event no later than

(i)  the earlier of (x) 15 Business Days prior to the date on which Tronox is required to file a Form 10-K or other document containing its Annual Financial Statements with the Commission and (y) 15 Business Days prior to the date on which Parent has notified Tronox that Parent intends to file its Form 10-K or other document containing annual financial statements with the Commission, Tronox will deliver to Parent (A) any financial and other information and data with respect to the Tronox Group and their business, properties, financial position, results of operations and prospects as is reasonably requested by Parent in connection with the preparation of Parent’s financial statements and annual report on Form 10-K and (B) a discussion and analysis by Tronox’s management of the Tronox Group’s financial condition and results of operations for such year, including, without limitation, an explanation of any material period-to-period change and any off-balance sheet transactions, all in reasonable detail and prepared in accordance with Items 303(a) and 305 of Regulation S-K; and

(ii)  the earlier of (x) 7 Business Days prior to the date on which Tronox is required to file a Form 10-K or other document containing its Annual Financial Statements with the Commission and (y) 7 Business Days prior to the date on which Parent has notified Tronox that Parent intends to file its Form 10-K or other document containing annual financial statements with the Commission, Tronox will deliver to Parent, drafts of the consolidated financial statements of the Tronox Group (and notes thereto) for such year, setting forth in each case in comparative form the consolidated figures (and notes thereto) for the previous fiscal years and all in reasonable detail and prepared in accordance with Regulation S-X and GAAP.

The information set forth in (i) and (ii) above is referred to in this Agreement as the “Annual Financial Statements.” Tronox will deliver to Parent all revisions to such drafts as soon as any such revisions are prepared or made. No later than the earlier of (A) five Business Days prior to the date Tronox publicly files the annual report on Form 10-K with the Commission or otherwise makes such annual report on Form 10-K publicly available or (B) five Business Days prior to the date on which Parent has notified Tronox that Parent intends to file the Parent Annual Statements (as defined below) with the Commission, Tronox will deliver to Parent the final form of its annual report on Form 10-K and certifications thereof by Tronox’s principal executive and financial officers in substantially the forms required under Commission rules for periodic reports and in form and substance satisfactory to Parent; provided, however, that Tronox may continue to revise such annual report on Form 10-K prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by Tronox to Parent as soon as practicable, and in any event within eight hours thereafter; provided, further, that Parent and Tronox financial Representatives will consult actively with each other regarding any changes (whether or not substantive) which Tronox may consider making to its annual report on Form 10-K and related disclosures during the three Business Days immediately prior to any anticipated filing with the Commission, with particular focus on any changes which would have an effect upon Parent’s financial statements or related disclosures. In addition to the foregoing, no annual report on Form 10-K or any other document that refers, or contains information not previously publicly disclosed with respect, to the ownership of Tronox by Parent, the separation of Tronox from Parent or the Exchange or Distribution will be filed with the Commission or otherwise made public by any Tronox Group member without the prior written consent of Parent. In any event, Tronox will deliver to Parent, no later than three days prior to the date on which Parent has notified Tronox that Parent intends to file the Parent Annual Statements with the Commission, the final form of the annual report on Form 10-K accompanied by an opinion on the annual financial statements included therein by Tronox’s independent certified public accountants. Notwithstanding anything to the contrary in this Section 6.1(e), Tronox will use its commercially reasonable efforts to file its Annual Financial Statements with the Commission on the same date that Parent files the Parent Annual Statements with the Commission unless otherwise required by applicable law.

(f)  Tronox will deliver to Parent all Quarterly and Annual Financial Statements of each Tronox Affiliate that is itself required to file financial statements with the Commission or otherwise make such financial statements publicly available, with such financial statements to be provided in the same manner and detail and on the same time schedule as those financial statements of Tronox required to be delivered to Parent pursuant to this Section 6.1.

(g)  With reasonable promptness, Tronox will deliver to Parent such additional financial and other information and data with respect to the Tronox Group and their business, properties, financial positions, results of operations and prospects as from time to time may be reasonably requested by Parent.

Section 6.2.  Conformity with Parent Financial Presentation. All information provided by any Tronox Group member to Parent or filed with the Commission pursuant to Section 6.1(a) through (g) inclusive will be consistent in terms of detail and otherwise with Parent’s policies with respect to the application of GAAP and practices in effect on the Effective Date with respect to the provision of such financial information by such Tronox Group member to Parent (and, where appropriate, as presently presented in financial reports to the Board), with such changes therein as may be requested by Parent from time to time consistent with changes in such accounting principles and practices.

Section 6.3.  Tronox Reports Generally. Each Tronox Group member that files information with the Commission will deliver to Parent the following:

(a)  substantially final drafts, as soon as the same are prepared, of (x) all reports, notices and proxy and information statements to be sent or made available by such Tronox Group member to its respective security holders, (y) all regular, periodic and other reports to be filed or furnished under Sections 13, 14 and 15 of the Exchange Act (including Reports on Forms 10-K, 10-Q and 8-K and Annual Reports to Stockholders), and (z) all registration statements and prospectuses to be filed by such Tronox Group member with the Commission or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, the documents identified in clauses (x), (y) and (z) are referred to in this Agreement as “Tronox Public Documents”), and

(b)  as soon as practicable, but in no event later than four Business Days (other than with respect to 8-Ks) prior to the earliest of the dates the same are printed, sent or filed, current drafts of all such Tronox Public Documents and, with respect to 8-Ks, as soon as practicable, but in no event later than two Business Days prior to the earliest of the dates the same are printed, sent or filed;

provided, however, that, in each case, Tronox may continue to revise such Tronox Public Documents prior to the filing thereof in order to make corrections and non-substantive changes which corrections and changes will be delivered by Tronox to Parent as soon as practicable, and in any event within eight hours thereafter; provided, further, that Parent and Tronox financial Representatives will consult actively with each other regarding any changes (whether or not substantive) which Tronox may consider making to any of its Tronox Public Documents and related disclosures prior to any anticipated filing with the Commission, with particular focus on any changes which would have an effect upon Parent’s financial statements or related disclosures. In addition to the foregoing, no Tronox Public Document or any other document which refers, or contains information not previously publicly disclosed with respect, to the ownership of Tronox by Parent, the separation of Tronox from Parent or the Exchange or Distribution will be filed with the Commission or otherwise made public by any Tronox Group member without the prior written consent of Parent.

Section 6.4.  Budgets and Financial Projections. Tronox will, as promptly as practicable, deliver to Parent copies of all annual and other budgets and financial projections (consistent in terms of format and detail and otherwise required by Parent) relating to Tronox on a consolidated basis and will provide Parent an opportunity to meet with management of Tronox to discuss such budgets and projections.

Section 6.5.  Press Releases and Similar Information. Tronox and Parent will consult with each other as to the timing of their annual and quarterly earnings releases and any interim financial guidance for a current or future period and will give each other the opportunity to review the information therein relating to the Tronox Group and to comment thereon. Parent and Tronox will make reasonable efforts to issue their respective annual and quarterly earnings releases at approximately the same time on the same date. No later than eight hours prior to the time and date that a party intends to publish its regular annual or quarterly earnings release or any financial guidance for a current or future period, such party will deliver to the other party copies of substantially final drafts of all press releases and other statements to be made available by any member of that party’s Group to employees of any member of that party’s Group or to the public concerning any matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of any Tronox Group member. In addition, prior to the issuance of any such press release or public statement that meets the criteria set forth in the preceding two sentences, the issuing party will consult with the other party regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, the issuing party will deliver to the other party copies of final drafts of all press releases and other public statements.

Section 6.6.  Cooperation on Parent Filings. (a) Tronox will cooperate fully, and cause Tronox’s Auditors to cooperate fully, with Parent to the extent requested by Parent in the preparation of Parent’s public earnings or other press releases, Quarterly Reports on Form 10-Q, Annual Reports to Stockholders, Annual Reports on Form 10-K, any Current Reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Parent with the Commission, any national securities exchange or otherwise made publicly available (collectively, the “Parent Public Filings”).

(b)  Tronox agrees to provide to Parent all information that Parent reasonably requests in connection with any Parent Public Filings or that, in the judgment of Parent’s legal department, is required to be disclosed or incorporated by reference therein under any law, rule or regulation. Tronox will provide such information in a timely manner on the dates requested by Parent (which may be earlier than the dates on which Tronox otherwise would be required hereunder to have such information available) to enable Parent to prepare, print and release all Parent Public Filings on such dates as Parent will determine but in no event later than as required by applicable law. Tronox will use its commercially reasonable efforts to cause Tronox’s Auditors to consent to any reference to them as experts in any Parent Public Filings required under any law, rule or regulation.

(c)  If and to the extent requested by Parent, Tronox diligently and promptly will review all drafts of such Parent Public Filings and prepare in a diligent and timely fashion any portion of such Parent Public Filing pertaining to Tronox.

(d)  Prior to any printing or public release of any Parent Public Filing, an appropriate executive officer of Tronox will, if requested by Parent, certify that the information relating to any Tronox Group member or the business conducted by any Tronox Group member in such Parent Public Filing is accurate, true, complete and correct in all material respects.

(e)  Unless required by law, rule or regulation, Tronox will not release publicly any financial or other information which conflicts with the information with respect to any Tronox Group member or the business conducted by any Tronox Group member that is included in any Parent Public Filing without Parent’s prior written consent. Prior to the release or filing thereof, Parent will provide Tronox with a draft of any portion of a Parent Public Filing containing information relating to the Tronox Group and will give Tronox an opportunity to review such information and comment thereon; provided, that Parent will determine in its sole and absolute discretion the final form and content of all Parent Public Filings.

Section 6.7.  Termination of Article VI. The provisions of this Article VI shall apply for as long as Parent is required to consolidate the results of operations and financial position of Tronox and any other members of the Tronox Group or to account for its investment in Tronox under the equity method of accounting (determined in accordance with GAAP and consistent with Commission reporting requirements).

ARTICLE VII
AUDITORS AND ACCOUNTING

Section 7.1.  Auditors and Audits; Annual Statements and Accounting. (a) Unless required by law, Tronox will not select a different accounting firm than Ernst & Young LLP (or its affiliate accounting firms) (unless so directed by Parent in accordance with a change by Parent in its accounting firm) to serve as its (and the Tronox Affiliates’) independent certified public accountants (“Tronox’s Auditors”) without Parent’s prior written consent (which will not be unreasonably withheld); provided, however, that, to the extent any such Tronox Affiliates are currently using a different accounting firm to serve as their independent certified public accountants, such Tronox Affiliates may continue to use such accounting firm provided such accounting firm is reasonably satisfactory to Parent.

(b)  Tronox will use its commercially reasonable efforts to enable Tronox’s Auditors to complete their audit such that they will date their opinion on the Annual Financial Statements on the same date that Parent’s independent certified public accountants (“Parent’s Auditors”) date their opinion on Parent’s audited annual financial statements (the “Parent Annual Statements”), and to enable Parent to meet its timetable for the printing, filing and public dissemination of the Parent Annual Statements, all in accordance with Article VI hereof and as required by applicable law.

(c)  Tronox will provide to Parent on a timely basis all information that Parent reasonably requires to meet its schedule for the preparation, printing, filing, and public dissemination of the Parent Annual Statements in accordance with Article VI hereof and as required by applicable law. Without limiting the generality of the foregoing, Tronox will provide all required financial information with respect to the Tronox Group to Tronox’s Auditors in a sufficient and reasonable time and in sufficient detail to permit Tronox’s Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Parent’s Auditors with respect to information to be included or contained in the Parent Annual Statements.

(d)  Tronox will authorize Tronox’s Auditors to make available to Parent’s Auditors both the personnel who performed, or are performing, the annual audit of Tronox and work papers related to the annual audit of Tronox, in all cases within a reasonable time prior to Tronox’s Auditors’ opinion date, so that Parent’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Tronox’s Auditors as it relates to Parent’s Auditors’ report on Parent’s statements, all within sufficient time to enable Parent to meet its timetable for the printing, filing and public dissemination of the Parent Annual Statements.

(e)  If Parent determines in good faith that there may be some inaccuracy in a Tronox Group member’s financial statements or deficiency in a Tronox Group member’s internal accounting controls or operations that could materially impact Parent’s financial statements, at Parent’s request, Tronox will provide Parent’s internal auditors with access to the Tronox Group’s books and records so that Parent may conduct reasonable audits relating to the financial statements provided by Tronox under this Agreement as well as to the internal accounting controls and operations of the Tronox Group.

Section 7.2.  Notice of Changes. Subject to Section 7.1, Tronox will give Parent as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, Tronox’s accounting estimates or accounting principles from those in effect on the Effective Date. Tronox will consult with Parent and, if requested by Parent, Tronox will consult with Parent’s Auditors with respect thereto. Tronox will not make any such determination or changes without Parent’s prior written consent if such a determination or a change would be sufficiently material to be required to be disclosed in Tronox’s or Parent’s financial statements as filed with the Commission or otherwise publicly disclosed therein.

Section 7.3.  Accounting Changes Requested by Parent. Notwithstanding Section 7.2 above, Tronox will make any changes in its accounting estimates or accounting principles that reasonably are requested by Parent in order for Tronox’s accounting practices and principles to be consistent with those of Parent.

Section 7.4.  Special Reports of Deficiencies or Violations. Tronox will report in reasonable detail to Parent the following events or circumstances promptly after any executive officer of Tronox or any member of the Tronox Board of Directors becomes aware of such matter:

(a)  all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Tronox’s ability to record, process, summarize and report financial information;

(b)  any fraud, whether or not material, that involves management or other employees who have a significant role in Tronox’s internal control over financial reporting;

(c)  any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act; and

(d)  any report of a material violation of law that an attorney representing any Tronox Group member has formally made to any officers or directors of Tronox pursuant to the Commission’s attorney conduct rules (17 C.F.R. Part 205).

Section 7.5.  Termination of Article VII. The provisions of this Article VII shall apply for as long as Parent is required to consolidate the results of operations and financial position of Tronox and any other members of the Tronox Group or to account for its investment in Tronox under the equity method of accounting (determined in accordance with GAAP and consistent with Commission reporting requirements).

ARTICLE VIII
CORPORATE GOVERNANCE

Section 8.1.  Stockholder Voting Rights. For as long as the Parent Group owns beneficially shares representing at least a majority of the total voting power of all classes of the then outstanding shares of capital stock of Tronox entitled to vote generally in the election of directors (the “Tronox Voting Stock”), then the Amended and Restated Certificate of Incorporation and By-laws of Tronox shall provide that:

(i)  any director or the entire Tronox Board of Directors may be removed from office at any time with or without cause, but only by the affirmative vote of the holders of at least a majority of the total voting power of the Tronox Voting Stock;

(ii)  any vacancies on the Tronox Board of Directors caused by an action of the stockholders shall be filled by the affirmative vote of the holders of at least a majority of the total voting power of the Tronox Voting Stock;

(iii)  the affirmative vote of the holders of at least a majority of the total voting power of the Tronox Voting Stock shall be required to alter, amend or repeal any provision of the Certificate of Incorporation or the Bylaws (as each may be amended from time to time) of Tronox;

(iv)  any action required or permitted to be taken at any annual or special meeting of Tronox stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock entitled to vote thereon were present and voted; and

(v)  special meetings of Tronox stockholders may be called by Parent.

Section 8.2.  Corporate Governance. (a) Tronox will not, without the prior written consent of Parent (which Parent may withhold in its sole and absolute discretion), take, or cause to be taken, directly or indirectly, any action, including making or failing to make any election under the law of any state, which has the effect, directly or indirectly, of restricting or limiting the ability of Parent freely to sell, transfer, assign, pledge or otherwise dispose of shares of Tronox Class B Common Stock or would restrict or limit the rights of any transferee of Parent as a holder of Tronox Class B Common Stock. Without limiting the generality of the foregoing, Tronox will not, without the prior written consent of Parent (which Parent may withhold in its sole and absolute discretion), take any action, or take any action to recommend to its stockholders any action, which would, among other things, limit the legal rights of, or deny any benefit to, Parent as a Tronox stockholder either (i) solely as a result of the amount of Tronox Class B Common Stock owned by Parent or (ii) in a manner not applicable to Tronox stockholders generally.

(b)  Tronox shall not, without the prior written consent of Parent (which it may withhold in its sole and absolute discretion), issue any shares of Tronox capital stock or any rights, warrants or options to acquire Tronox capital stock (including, without limitation, securities convertible into or exchangeable for Tronox capital stock), if after giving effect to such issuances and considering all of the shares of Tronox capital stock acquirable pursuant to such rights, warrants and options to be outstanding on the date of such issuance (whether or not then exercisable), Parent would own directly or indirectly less than (i) a majority of the outstanding shares of Tronox Common Stock (on a fully-diluted basis) or (ii) 80% of the total voting power of all classes of the then outstanding Tronox Voting Stock; provided that the restriction contained in Section 8.2(b)(i) shall not apply to any shares of Tronox Common Stock or any options to acquire Tronox Common Stock issued to directors, officers or employees of Tronox in connection with the performance of services unless, after giving effect to such issuance, any such director, officer or employee would own 5% or more of the outstanding shares of Tronox Common Stock (on a fully diluted basis). Tronox shall not, without the prior written consent of Parent (which it may withhold in its sole discretion and absolute discretion) issue any share of non-voting capital stock of Tronox.

(c)  To the extent that Parent is a party to any agreements that provide that certain actions or inactions of Parent Affiliates (which for purposes of such agreement includes any member of the Tronox Group) may result in Parent being in breach of or in default under such agreements and Parent has advised Tronox of the existence, and has furnished Tronox with copies, of such agreements (or the relevant portions thereof), Tronox will not take or fail to take, as applicable, and Tronox will cause the other members of the Tronox Group not to take or fail to take, as applicable, any actions that reasonably could result in Parent being in breach of or in default under any such agreement. The parties acknowledge and agree that from time to time Parent may in good faith (and not solely with the intention of imposing restrictions on Tronox pursuant to this covenant) enter into additional agreements or amendments to existing agreements that provide that certain actions or inactions of Parent Subsidiaries or Affiliates (including, for purposes of this Section 8.2(c), members of the Tronox Group) may result in Parent being in breach of or in default under such agreements. In such event, provided Parent has notified Tronox of such additional agreements or amendments to existing agreements, Tronox will not thereafter take or fail to take, as applicable, and Tronox will cause the other members of the Tronox Group not to take or fail to take, as applicable, any actions that reasonably could result in Parent being in breach of or in default under any such additional agreements or amendments to existing agreements. Parent acknowledges and agrees that Tronox will not be deemed in breach of this Section 8.2(c) to the extent that, prior to being notified by Parent of an additional agreement or an amendment to an existing agreement pursuant to this Section 8.2(c), a Tronox Group member already has taken or failed to take one or more actions that would otherwise constitute a breach of this Section 8.2(c) had such action(s) or inaction(s) occurred after such notification; provided, that Tronox does not, after notification by Parent, take any further action or fail to take any action that contributes further to such breach or default. Tronox agrees that any Information provided to it pursuant to this Section 8.2(c) will constitute Information that is subject to Tronox’s obligations under Article IX of this Agreement.

(d)  The provisions of this Section 8.2 shall apply for so long as the Parent Group owns beneficially shares representing at least a majority of total voting power of the Tronox Voting Stock; provided that the provisions of Section 8.2(b) shall apply for so long as Parent or Worldwide owns a majority of the Tronox Common Stock.

Section 8.3.  Charter, Bylaws and other Governance Documents. At or prior to the Closing Date, Parent and Tronox each shall take all actions that may be required to provide for the adoption by Tronox of the Amended and Restated Certificate of Incorporation of Tronox, substantially in the form attached as Exhibit B, the Amended and Restated Bylaws of Tronox, substantially in the form attached as Exhibit C and the Rights Agreement of Tronox, substantially in the form attached as Exhibit D.

Section 8.4.  Incurrence of Indebtedness. (a) Tronox covenants and agrees that after the consummation of the Initial Public Offering and through the Separation Date, Tronox will not, and Tronox will not permit any other member of the Tronox Group to, without Parent’s prior written consent (which Parent may withhold in its sole and absolute discretion), directly or indirectly, incur any Indebtedness.

(b)  Tronox hereby covenants and agrees that, for so long as Tronox constitutes a “subsidiary,” as such term is defined, any Contract pursuant to which any member of the Parent Group is a party with respect to Indebtedness incurred by Parent or any member of the Parent Group, Tronox will not, and Tronox will not permit any other member of the Tronox Group to, without Parent’s prior written consent (which Parent may withhold in its sole and absolute discretion), create, incur, assume or suffer to exist any Indebtedness if the incurrence of such Indebtedness would cause Parent to be in breach of or in default under such Contract the existence of which Parent has advised Tronox and of which Parent has furnished Tronox a copy, or if the incurrence of such Tronox Indebtedness would be reasonably likely to adversely impact the credit rating of any Indebtedness of Parent.

(c)  In order to implement this Section 8.4, Tronox will notify Parent in writing at least 45 days prior to the time it or any other member of the Tronox Group contemplates incurring any Indebtedness and will either (i) demonstrate to Parent’s satisfaction that this Section 8.4 will not be violated by such proposed Indebtedness or (ii) obtain Parent’s prior written consent to the incurrence of such proposed Indebtedness. Any such written notification from Tronox to Parent will include documentation of any existing Indebtedness of the Tronox Group and estimated Indebtedness of the Tronox Group after giving effect to such proposed incurrence of such Indebtedness. Parent will have the right to verify the accuracy of such information and Tronox will cooperate fully with Parent in such effort (including, without limitation, by providing Parent with access to the working papers and underlying documentation related to any calculations used in determining such information).

ARTICLE IX
EXCHANGE OF INFORMATION; CONFIDENTIALITY; COOPERATION IN ACTIONS

Section 9.1.  Agreement for Exchange of Information; Archives. (a) Each of Parent and Tronox, on behalf of its respective Group, agrees to provide, or cause to be provided, to the other Group, at any time before or after the Separation Date, as soon as reasonably practicable after written request therefor, any Information in the possession or under the control of such respective Group which the requesting party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting party (including under applicable securities or tax laws) by a Governmental Authority having jurisdiction over the requesting party, (ii) for use in any other judicial, regulatory, administrative, tax or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, tax or other similar requirements, in each case other than claims or allegations that one party to this Agreement has against the other, or (iii) subject to the foregoing clause (ii), to comply with its obligations under this Agreement or any Ancillary Agreement; provided, however, that in the event that any party determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(b)  After the Closing Date, each of the Parent Group on the one hand, and the Tronox Group on the other hand, shall provide to such other Group reasonable access during regular business hours (as in effect from time to time) to Information that relates to the business and operations of such Group that are located in archives retained or maintained by such other Group. Each Group may, at their own expense, obtain copies of, and shall have reasonable access to, such Information for bona fide business purposes.

Section 9.2.  Ownership of Information. Any Information owned by one Group that is provided to a requesting party pursuant to Section 9.1 shall be deemed to remain the property of the providing party. Unless specifically set forth herein or in any Ancillary Agreement, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 9.3.  Compensation for Providing Information. The party requesting Information agrees to reimburse the other party for the reasonable out-of-pocket costs paid to third parties, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any Ancillary Agreement, such costs shall be computed in accordance with the providing party’s standard methodology and procedures.

Section 9.4.  Record Retention. To facilitate the possible exchange of Information pursuant to this Article IX and other provisions of this Agreement and the Ancillary Agreements after the Separation Date, the parties agree to use their commercially reasonable efforts to retain all Information in their respective possession or control on the Separation Date in accordance with the policies of Parent as in effect on the Closing Date or such other policies as may be reasonably adopted by the appropriate party after the Closing Date. No party will destroy, or permit any members of its Group to destroy, any Information that the other party may have the right to obtain pursuant to this Agreement prior to the third anniversary of the date hereof without first using its commercially reasonable efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such information prior to such destruction; provided, however, that in the case of any Information relating to Taxes, employee benefits or any Environmental Law, such period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof).

Section 9.5.  Limitations of Liability. No party shall have any liability to any other party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the party providing such Information. No party shall have any liability to any other party if any Information is destroyed after commercially reasonable efforts have been taken by such party to comply with the provisions of Section 9.4.

Section 9.6.  Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Article IX are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Ancillary Agreement.

Section 9.7.  Confidentiality. (a) Subject to Section 9.8, each of Parent and Tronox, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent's confidential and proprietary information pursuant to policies in effect as of the Closing Date, all Information concerning each such other Group that is either in its possession (including Information in its possession prior to the date hereof, the Closing Date or the Separation Date) or furnished by any such other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such party or any member of such party’s Group or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by such party (or any member of such party's Group) which sources are not themselves bound by a confidentiality obligation, or (iii) independently generated without reference to any proprietary or confidential Information of the other party.

(b)  Each party agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 9.8. Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each party will promptly after request of the other party either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

(c)  In furtherance and not in limitation of the obligations set forth in this Section 9.7, each of Parent and Tronox shall, and shall cause members of their respective Group to, remove and destroy any hard drives or other electronic data storage devices from any computer or server that is reasonably likely to contain Information that is protected by this Section 9.7 and that is transferred or sold to a third party or otherwise disposed of following the Closing Date.

Section 9.8.  Protective Arrangements. In the event that any party or any member of its Group either determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of any other party (or any member of any other party's Group) that is subject to the confidentiality provisions hereof, such party shall notify the other party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

Section 9.9.  Cooperation with respect to Actions. (a) Without limiting the foregoing, the parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions. Without limiting any provision of this Section, each of the parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect any intellectual property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any intellectual property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(b)  In connection with any matter contemplated by this Section 9.9, the parties will enter into a mutually acceptable joint defense agreement so as to maintain, to the extent practicable, any applicable attorney-client privilege or work product immunity of any member of any Group.

(c)  After the Closing Date, except in the case of an adversarial Action by one party against another party, each party hereto shall use its commercially reasonable efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.

ARTICLE X
DISPUTE RESOLUTION

Section 10.1.  Disputes. The parties shall attempt to finally resolve any claim, controversy, or dispute arising out of or relating to this Agreement, or the threatened, alleged or actual breach or default thereof by either party, as hereinafter set forth. The resolution procedures shall be invoked when either party sends a written notice to the other party of the occurrence of a claim, controversy or dispute, or of the threatened, alleged or actual breach of this Agreement. The notice shall describe the nature of the dispute and the party’s position with respect to such dispute. The parties shall expeditiously schedule consultations or a meeting between knowledgeable representatives designated by each party in an effort to resolve the dispute informally. Such consultations or meetings shall in no event occur later than 10 days after delivery of the written notice by a party under this Section 10.1. If the parties are unable to resolve the dispute within 15 days after consultations commence, the dispute shall be submitted in writing to an appropriate executive officer of each party. The executive officers shall attempt to resolve any dispute submitted to them for resolution in accordance with this Section 10.1 through consultation and negotiation, within 30 days after such submittal (or such longer period as may be mutually agreed by the parties). The executive officers may request the assistance of an independent mediator if they believe that such a mediator would be of assistance to the efficient resolution of the dispute.

ARTICLE XI
OTHER OBLIGATIONS OF THE PARTIES

Section 11.1.  Further Assurances. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its commercially reasonable efforts, prior to, on and after the Closing Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)  Without limiting the foregoing, prior to, on and after the Closing Date, each party hereto shall cooperate with the other party, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Consents of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the other transactions contemplated hereby and thereby.

Section 11.2.  Restrictions on Business Activities. (a) For the period beginning on the Separation Date and ending on the fourth anniversary of the Separation Date, Parent agrees that neither it nor any member of the Parent Group will engage in, directly, by joint venture, or otherwise, or be the owner of a business entity that primarily engages in, the manufacture and sale of titanium dioxide pigment (such business, a “Competitive Business”).

(b)  The restrictions contained in Section 11.2 shall not:

(i)  prohibit Parent or any member of the Parent Group from holding less than 5% of the outstanding capital stock of any publicly traded corporation;

(ii)  prohibit or otherwise restrict Parent or any member of the Parent Group from acquiring an interest, by joint venture, merger or other business combination, in a business (the “Acquired Business”) that includes a Competitive Business so long as the aggregate revenues derived by the Competitive Business included in the Acquired Business during the four most recently completed fiscal quarters for such Acquired Business prior to the date on which the definitive agreement for the acquisition of the Acquired Business is entered into do not exceed 10% of the aggregate revenues derived by the Acquired Business during such four fiscal quarters;

(iii)  be deemed to apply to any Person that is not a member of the Parent Group at the time of the entering into a transaction contemplated by clauses (A), (B) or (C) of this clause (iii) that (A) acquires the capital stock or other equity securities of Parent or any member of the Parent Group, (B) acquires all or substantially all of the assets of Parent or any member of the Parent Group, or (C) consummates any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving Parent or any member of the Parent Group, in each case where immediately after giving effect to such transaction such Person or Person’s stockholders own more than 50% of the outstanding shares of common stock or economic interests of the surviving, resulting, successor or purchasing entity (each of clauses (A)-(C) being an “Acquisition Transaction”); or

(iv)  be deemed to apply to Parent if Parent is the subject of the Acquisition Transaction or any member of the Parent Group if such member is the subject of the Acquisition Transaction.

ARTICLE XII
MISCELLANEOUS

Section 12.1.  Termination. This Agreement and each Ancillary Agreement may be terminated at any time prior to the Closing Date by and in the sole discretion of the Parent without the approval of Tronox, in which case neither Parent or Worldwide on the one hand, nor Tronox on the other hand, will have any liability to the other hereunder. The obligations of the parties under Article IV (including the completion of the Separation and the Section 355 Transaction) may be terminated if, at any time after the Effective Date, Parent determines, in its sole and absolute discretion, that the Separation would not be in the best interests of Parent or its stockholders.

Section 12.2.  Counterparts; Entire Agreement; Corporate Power. (a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

(b)  This Agreement and the Ancillary Agreements, and the exhibits, annexes and appendices hereto and thereto, contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

(c)  Each of the parties represents to the other that: (i) it has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each other Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and (ii) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 12.3.  Governing Law; Jurisdiction; Jury Trial Waiver. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of laws thereof.

(b)  Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York or the Supreme Court of The State of New York, New York County in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this agreement or any of the transactions contemplated hereby in any court other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County.

(c)  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE ANCILLARY AGREEMENTS OR BY THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 12.4.  Assignment. Except as otherwise set forth herein or in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and permitted assigns; provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement (unless expressly provided therein) without the express prior written consent of the other party hereto or thereto (such consent not to be unreasonably withheld or delayed).

Section 12.5.  Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any Parent Indemnitee or Tronox Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties hereto and are not intended to confer upon any other any rights or remedies hereunder and (b) there are no third party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

Section 12.6.  Notices. Except as otherwise set forth in any Ancillary Agreement, all notices or other communications under this Agreement or any Ancillary Agreement shall be in writing (including by telecopy) and shall be deemed to be duly given or made when delivered, or, in the case of telecopy, when received, addressed as follows or to such other address as may be hereafter notified by the respective party:

To Parent or Worldwide:	Kerr-McGee Corporation Kerr-McGee Worldwide Corporation Kerr-McGee Center 123 Robert S. Kerr Avenue Oklahoma City, Oklahoma 73102 Facsimile: 405-270-3649 Attention: General Counsel
with a copy to:	Covington & Burling 1330 Avenue of the Americas New York, New York 10019 Facsimile: 212-841-1010 Attention: Scott F. Smith
To Tronox:	Tronox Incorporated 123 Robert S. Kerr Avenue Oklahoma City, Oklahoma 73102 Facsimile: 405-270-4504 Attention: Chief Executive Officer
with a copy to:	Tronox Incorporated 123 Robert S. Kerr Avenue Oklahoma City, Oklahoma 73102 Facsimile: 405-270-4101 Attention: General Counsel

Section 12.7.  Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

Section 12.8.  Force Majeure. No party shall be deemed in default of this Agreement or any Ancillary Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement or any Ancillary Agreement results from any cause beyond its reasonable control, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, terrorism, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any failure in electrical or air conditioning equipment. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

Section 12.9.  Publicity. Prior to the Exchange or Distribution, each of Parent and Tronox shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Initial Public Offering, the Exchange or Distribution or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

Section 12.10.  Expenses. Except as expressly set forth in this Agreement or in any Ancillary Agreement, all third party fees, costs and expenses paid or incurred (a) in connection with the Contribution or the Initial Public Offering will be paid by Tronox, and (b) in connection with the Section 355 Transaction will be paid by Parent.

Section 12.11.  Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

Section 12.12.  Survival of Covenants. Except as expressly set forth in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, shall survive the Separation Date and shall remain in full force and effect.

Section 12.13.  Waivers of Default. Waiver by any party of any default by the other party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

Section 12.14.  Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

Section 12.15.  Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 12.16.  Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement). Article, Section, Exhibit, Schedule, Annex, and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified. The word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its respective duly authorized officer as of the date first set forth above.

KERR-McGEE CORPORATION

By:/s/ Robert M. Wohleber
Name: Robert M. Wohleber
Title: Senior Vice President and CFO

KERR-McGEE WORLDWIDE CORPORATION

By:/s/ Robert M. Wohleber
Name: Robert M. Wohleber
Title: Senior Vice President and CFO

TRONOX INCORPORATED

By: /s/ Thomas W. Adams
Name: Thomas W. Adams
Title: Chief Executive Officer